SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange act 1934

August 29, 2008

(Date of report/date of earliest event reported)

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	033-79130	34-1771400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

(Address of principal executive offices)

(330) 868-7701

(Registrant’s telephone number)

N/A

(Former name of former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 29, 2008, Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, Inc. (the “Company”), and Ralph J. Lober, II, President and Chief Operating Officer of the Company, entered into a salary continuation agreement effective August 29, 2008 (the “Agreement”).

The Agreement was made under the Company’s salary continuation program; a plan that exists to encourage the long-term retention of executives and avoid the cost of executive turnover. Under the Agreement, upon a retirement from the Company at the age of 65, Mr. Lober will receive 180 months of salary continuation payments in an amount equal to 53% of his average compensation during the three years preceding his retirement. Vesting under the Agreement commences at age 50 allowing Mr. Lober to be eligible to receive a reduced benefit if he retires between the age of 50 and 65. If Mr. Lober dies during active service, his beneficiary is entitled to receive the retirement benefit. Upon termination of employment following a disability or a change in control of the Bank, Mr. Lober will be fully vested under the plan and eligible to receive a payment equal to the greater of (1) amount accrued by the Company at the time of that termination or disability or (2) the amount specified in the separate Change of Control agreement dated May 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consumers Bancorp, Inc.

Date: September 2, 2008	/s/ Steven L. Muckley
Steven L. Muckley, Chief Executive Officer